OPTION TO PURCHASE 671,500
                                                     SHARES OF COMMON STOCK

     THIS OPTION IS NONTRANSFERABLE OTHER THAN BY WILL OR THE LAWS OF DESCENT AND DISTRIBUTION AND THE SHARES UNDERLYING THIS OPTION MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

                       INCENTIVE STOCK OPTION CERTIFICATE

           SEPTEMBER 1996 INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN

         Fronteer Financial Holdings, Ltd., a Colorado corporation ("Company"), for good an valuable consideration, including the incentive to the Optionee to remain as an employee of the Company as a result of his ownership or increased ownership of the Company's no par value common stock ("Common Stock"), the receipt and sufficiency of which consideration hereby is acknowledged, irrevocably grants to the Optionee the option ("Option") to purchase the following number of shares of the Company's Common Stock, which shares shall hereinafter be referred to as the "Stock":

Optionee                  Number of Shares Common Stock             Vesting Date
--------                  -----------------------------             ------------
Robert L. Long                     31,500                             9/10/96
                                  160,000                             1/1/97
                                  160,000                             1/1/98
                                  160,000                             1/1/99
                                  160,000                             1/1/2000

subject to (i) the terms and conditions of the Company's September 1996 Incentive and Nonstatutory Stock Option Plan ("Plan"), (ii) the rules and regulations for the administration of the Plan which may be adopted from time to time and (iii) the following terms and conditions:

     1. Exercise Price. The purchase price ("Exercise Price") for shares of Stock purchased pursuant to this Option is $.625 per share which shall be paid in full at the time of exercise. The Exercise Price shall be paid in cash at the time of exercise except that the Company's Board of Directors administering the Plan ("Board") may, in its sole discretion, permit payment to the made with Common Stock owned by the Optionee or by surrender of all or part of this Option on terms and conditions determined by the Board. Optionee shall have no rights with respect to dividends or have any other rights as shareholder with respect to shares subject to this Option until he has given written notice of the exercise of the Option and has paid in full for such shares.

     2. Exercise Period and Restrictions. Unless sooner terminated as hereby provided, this Option shall continue until 2:30 p.m., Mountain Time on September 9, 2006. This Option is nontransferable other than by will or the laws of descent and distribution. During the Option Holder's lifetime or upon the expiration of this Option as provided herein, whichever occurs earlier, only the Option Holder may exercise this Option.

     3. Number of Shares. This Option shall be exercised only for 100 shares of Stock or a multiple thereof or for the full number of shares of Stock for which the Option is then exercisable.

     4. Representation as to Stock Ownership. Optionee does not own stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company outstanding ("10% Ownership"). If Optionee has more than 10% Ownership, the purchase price of the Stock upon exercise of the Option will be adjusted to reflect an exercise price of 110% of the fair market value of Common Stock at the close of business as of the date of the grant of the option represented by this Option Certificate. For purposes of calculating such stock ownership by Optionee, the attribution rules of stock ownership set forth in Section 425(d) of the Internal Revenue Code of 1986, as amended, ("Code") shall apply.

     5. Limitations on Exercise of Option. If the aggregate fair market value of the Stock subject to this Option and all other options granted under the Plan and any other incentive stock option plans ("other plans") of the Company which are exercisable for the first time by Optionee during any calendar year, exceeds $100,000, the exercise of this Option is subject to the following limitation:
The fair value of the options which first become exercisable under this and all other incentive stock options of Optionee during any one calendar year shall not exceed $100,000. Any portion of this Option which does not become exercisable in any year in order to effect the foregoing limitation shall become exercisable on the earliest date thereafter as shall be available consistent with the Plan and all other stock options then held by Optionee. For purposes of this Section 5, the fair market value of the Common Stock subject to the Plan or any other plan shall be determined as of the date such options are granted.

     6. Death of Optionee. If Optionee dies during Optionee's employment by the Company, this Option shall be exercisable only as to that portion of the Stock that was exercisable as of the date of death and only within one year after Optionee's death or the last day of the Option Period, whichever is earlier, by the personal representative or administrator of Optionee's estate, or by any trustee, heir, legatee or beneficiary to whom Optionee's rights under this Option shall pass by will or the laws of descent and distribution to the extent that Optionee was entitled to exercise this Option at the time of Optionee's death.

     7. Retirement of Optionee. If Optionee's employment with the Company terminates by reason of retirement, the Option shall be exercisable only within three months after the date of such termination, but not later than the last day of the Option Period and then only to the extent to which the Option was exercisable at the time of such termination of employment by retirement. However, if Optionee dies within three months, after termination by retirement, the Option, to the extent it was exercisable at the time of Optionee's death, shall thereafter be exercisable for one year after the date of Optionee's death, but not later than the last day of the Option Period.


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



     8. Disability of Optionee. In the case of an Incentive Stock Option, notwithstanding the provisions of Section 7 above, in the event an Optionee is unable to continue his employment with the Company as a result of his total and permanent disability (as defined in Section 22(e)(3) of the Code), he may, but only within 12 months from the date of termination as a result of such disability, exercise his Option to the extent he was entitled to exercise it at the date of such termination. To the extent that he was not entitled to exercise the Option at the date of termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

     9. Termination of Employment. If Optionee's employment is terminated for any reason other than death, disability or retirement, this Option, if it is exercisable at the time of termination, shall terminate on the date upon which Optionee's employment terminates.

     10. Nontransferability of Option. This Option may not be transferred by Optionee otherwise than by will or the laws of descent and distribution. During Optionee's lifetime, this Option shall be exercisable only by Optionee.

     11. Leave of Absence. For purposes of this Option, (i) a leave of absence, duly authorized in writing by the Company, for military service or sickness, or for any other purpose approved by the Company, if the period of such leave does not exceed 90 days, and (ii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided Optionee's right to reemployment is guaranteed either by statute or by contract, shall not be deemed a termination of employment.

     12. Holding Period of Shares. No shares of Stock acquired upon exercise of this Option shall be sold or otherwise disposed of, within the meaning of
Section 424(c) of the Code, at any time before the sooner of two years from the date of this Option or one year after the date of exercise of this Option. However, if the Optionee transfers such shares to a trustee, receiver, or other similar fiduciary in any proceeding under Title 11 of the United States Bankruptcy Law or any other similar insolvency proceeding at a time when the Optionee is insolvent, the Optionee shall not have been deemed to have made a transfer or disposition for purposes of this Section 12, nor shall one who acquires the shares from the Company with another person in joint tenancy be deemed to have made a transfer or disposition.

     13. Manner of Exercise. Subject to the terms and conditions contained herein and in the Plan, this Option may be exercised in whole or in part at any time and from time to time within the Option Period by the delivery of written notice to any officer or director of the Company other than Optionee, together with full payment for the number of shares purchased. The notice (i) shall state the election to exercise the Option, (ii) shall state the number of shares of Stock in respect to which the Option is being exercised, (iii) shall state Optionee's address, (iv) shall state Optionee's social security number, (v) shall continue such representations and agreements concerning Optionee's investment intent with respect to such shares of Stock as shall be satisfactory to the Company's counsel, (vi) shall state that the Certificate evidencing the shares may be stamped with a restrictive legend and the shares evidenced by such Certificate will constitute "Restricted Securities" as defined in Rule 144 promulgated under the Securities Act of 1933, and (vii) shall be signed by Optionee. As a further condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     14. Amendment and Administration. The Board shall have the authority, consistent with the Plan, to interpret the Plan and this Option, to adopt, amend and rescind rules and regulations for the administration of the Plan and this Option, and generally to conduct and administer the Plan and to make all determinations in connection therewith which may be necessary or advisable, and all such actions of the Board shall be final and conclusive for all purposes and binding upon Optionee.

     15. Miscellaneous. This Option shall inure to the benefit of and be binding upon each successor of the Company. All obligations imposed upon and all rights granted to the Optionee and all rights reserved by the Company under this Option shall be binding upon and inure to the benefit of Optionee, Optionee's heirs, personal representatives, administrators and successors. Unless the context requires otherwise, words denoting the singular may be construed as denoting the plural, and words of the plural may be construed as denoting the singular and words of one gender may be construed as denoting such other gender as is appropriate.

     16. Payment of the Exercise Price. The Board hereby determines that the Optionee shall be permitted to pay the Exercise Price in the following manner:

          a. In cash or by check.

          b. By delivery to the Company of Common Stock having a fair market value on the date of exercise equal to the aggregate Exercise Price of the Stock as to which the Option is being exercised.

          c. By exchanging all or part of this Option for the number of shares of Stock which have an aggregate fair market value on the date of exercise equal to the difference between (x) the fair market value of the number of shares of Stock designated by the Optionee on the date of exercise and (y) the aggregate Exercise Price payable under the Option by the Optionee for such designated shares of Stock.

          d. Any combination of the foregoing methods of payment.

     17. Shareholder Approval. The Plan is subject to approval by the shareholders of the Company on or before September 9, 1997. This Option may not be exercised until after the Plan has been approved by shareholders of the Company. If the Plan is not approved by the Shareholders of the Company on or before September 9, 1997, the Option shall be void and of no legal effect.

     18. Conversion. For purposes of this Section 18, all shares of Stock subject to this Option which cannot be purchased by the Optionee or his legal representative or beneficiary as a result of the limitations or restrictions contained in Sections 4, 5, 6, 7, 8, 9, or 17 hereof, shall be referred to as the "Nonstatutory Stock." The Company and the Optionee agree as follows with respect to the Nonstatutory Stock:

                  a. At any time after shares of Stock become Nonstatutory Stock under this Section 18 and until September 9, 2006 ("Extension Period"), the Optionee or his legal representative or beneficiary shall have the right to purchase all or part of the Nonstatutory Stock on terms set forth in Sections 1, 3, 12, 13, and 16 of this Option; provided, however, during the Extension Period this Option shall be a Nonstatutory Option with respect to the Nonstatutory Stock. The right to purchase described in this Subsection 18.a. shall be referred to hereinafter as the "Purchase Right."

                  b. The Company shall have the right to immediately terminate such Purchase Right with respect to all or part of the Nonstatutory Stock at anytime during the five business days prior to the beginning of, or during, the Extension Period upon delivery of written notice of termination to the Optionee or his legal representative or beneficiary and upon the concurrent payment to such person of an amount equal to $1.00 for each share of Nonstatutory Stock which is covered by such termination notice. Such termination right shall not exist with respect to any Nonstatutory Stock which is subject to an exercise notice hereunder.


         Dated as of September 10, 1996.

                                    FRONTEER FINANCIAL HOLDINGS, LTD.



                                    By: /s/ R. A. Fitzner
                                       ---------------------------------------
                                       R. A Fitzner, Jr., Chairman of the Board


                                    Accepted by Optionee:


                                    /s/ Robert L. Long
                                    --------------------------------------------
                                    6 Nov 96

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